 ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. RECEIVES NYSE AMEX NOTICE OF NON-COMPLIANCE

 WITH CONTINUED LISTING STANDARDS

Addison, Texas, September 27, 2011; ULURU Inc. (NYSE AMEX: ULU), a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products, today announced that the Company has received notice from the NYSE Amex (the “Exchange”), dated September 21, 2011, indicating that the Company is below the Exchange’s stockholders’ equity continued listing standards.  The Exchange Staff indicated that its review of the Company’s Form 10-Q for the period year ended June 30, 2011, indicates that the Company does not meet the provisions of Section 1003(a)(iii) since the Company reported stockholders’ equity of less than $6,000,000 at June 30, 2011 and has incurred losses from continuing operations and/or net losses in its five most recent fiscal years ended December 31, 2010.

The Company was afforded the opportunity to submit a plan of compliance to the Exchange by October 21, 2011, that demonstrates the Company’s ability to regain compliance with Section 1003(a)(iii) of the Company Guide by March 21, 2013.  If the Company does not submit a plan of compliance, or if the plan is not accepted by the Exchange, the Company will be subject to delisting procedures as set forth in Section 1010 and part 12 of the Company Guide.

The Company believes it can provide the Exchange with a satisfactory plan by October 21, 2011, to show that it will be able to return to compliance with the minimum stockholder equity requirement.

While the notifications from NYSE Amex does not affect the current listing of the Company’s common stock, the Company’s failure to submit a plan of compliance with Section 1003(a)(iii) by October 21, 2011, or the failure of the NYSE Amex to accept any plan of compliance submitted, are likely to result in the Company no longer being listed on the NYSE Amex.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system.  For further information about ULURU Inc., please visit our website at www.ULURUinc.com.  For further information about Altrazeal®, please visit www.Altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended.  These statements are subject to numerous risks and uncertainties, including but not limited to ULURU’s compliance with the continued listing standards of the NYSE Amex, the submission of a plan of compliance by ULURU and the acceptance of such plan of compliance by the NYSE Amex, the Company’s ability to maintain its NYSE Amex listing, and to risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other reports filed by us with the Securities and Exchange Commission.